Exhibit 2.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

STOCK PURCHASE AGREEMENT

among

THE SELLERS NAMED HEREIN,

DANIEL SANTANELLO,

ROBERT MALONEY (personally and in his capacity as Sellers’ Representative)

and

NATIONAL HOLDINGS CORPORATION,

dated as of

August 26, 2019

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of August 26, 2019, is entered into among each of the persons set forth on Schedule 1 hereto, (each a “Seller” and, collectively, “Sellers”), Daniel Santanello, an individual ordinarily resident in the Commonwealth of Massachusetts (“Santanello”), Robert Maloney (“Maloney”), as sole stockholder of WIA and WF (as defined below) and in his capacity as Sellers’ Representative and National Holdings Corporation, a Delaware corporation (“Buyer”).

Recitals

WHEREAS, as at the date hereof, Sellers and Santanello collectively own all of the issued and outstanding shares of common stock (the “WEC Shares”) of Winslow Evans & Crocker, Inc., a Massachusetts corporation (“WEC”);

WHEREAS, as at the date hereof, Maloney owns all of the issued and outstanding shares of common stock (the “WIA Shares”) of Winslow, Evans & Crocker Insurance Agency, Inc., a Massachusetts corporation (“WIA”);

WHEREAS, as at the date hereof, Maloney owns all of the issued and outstanding shares of common stock (the “WF Shares”) of Winslow Financial, Inc., a Massachusetts corporation (“WF”);

WHEREAS, as at the date hereof, each of Winslow Wealth Management, LLC, a Massachusetts limited liability company (“WWM”) and Winslow Fiduciary Services, LLC, a Massachusetts limited liability company (“WFS”) are wholly-owned subsidiaries of WF;

WHEREAS, on the date hereof, Santanello and WEC have entered into a Settlement Agreement with General Releases, providing for, inter alia, the repurchase by WEC of the 94 WEC Shares owned by Santanello (the “Santanello Shares”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers (after the Santanello Shares have been repurchased pursuant to the terms of the Settlement Agreement and the terms hereof), all of the WEC Shares, all of the WIA Shares and all of the WF Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounting Principles” means the GAAP rules, regulations and standards applicable to the Group Companies as of the Closing Date, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recently ended fiscal year end of the respective Group Company as if such determination was being prepared and audited as of the respective Group Company’s fiscal year end.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Consideration” means the consideration payable pursuant to Sections 2.07, 2.08 and 2.09.

“Additional Consideration Statement” has the meaning set forth in Section 2.10(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the preamble.

“Acquisition Engagement” has the meaning set forth in Section 9.15(a).

“Acquisition Proposal” has the meaning set forth in Section 5.13.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Boston, Massachusetts are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Cause” means, with respect to an employee of a Group Company, if such employee is a party to an employment agreement, severance agreement or offer letter with such Group Company that contains a definition of “cause” for termination of employment, the same as the meaning ascribed to such term in such agreement. Otherwise, “Cause” means in respect of an employee of a Group Company: (i) a plea by such employee of guilty or nolo contendere to, or conviction for, a felony offense or other crime involving moral turpitude, fraud, dishonesty or theft; (ii) a breach by such employee of a fiduciary duty owed to such Group Company or any willful misappropriation of the funds or property of such Group Company or any Affiliate thereof; (iii) such employee’s failure to follow any specific lawful written instructions of such Group Company’s board of directors or equivalent governing body for a period of fifteen (15) days following written notice thereof, (iv) a breach by such employee of any of the material obligations of such employee to such Group Company with respect to non-disclosure of confidential information, non-competition or non-solicitation or assignment and ownership of intellectual property or a material breach by such employee of any of the other covenants made by that employee under any other agreement between the employee and such Group Company which, with respect to such other agreement, continues for a period of fifteen (15) days following written notice thereof; (v) the neglect by such employee of the material duties required by such Group Company which continues for a period of fifteen (15) days after written notice from the Group Company, (vi) a violation of any written or electronic Group Company policy pertaining to ethics, wrongdoing, discrimination, harassment or conflicts of interest, which continues after written notice thereof; or (vii) use of alcohol or illegal drugs, interfering with the performance of the employee’s duties to such Group Company, continuing after a written warning.

“Change of Control” means from and after the Closing Date: (i) the sale of all or substantially all of the assets of WEC, WF or Buyer to an unaffiliated third party; (ii) a sale resulting in more than fifty percent (50%) of the voting stock of WEC, WF or Buyer being held by an unaffiliated third party (provided that no such Change of Control shall be deemed to have occurred with respect to a sale of the voting stock of Buyer unless a majority of the Board of Directors of Buyer shall not be Continuing Directors); or (iii) a merger, consolidation, recapitalization or reorganization of WEC, or WF with or into an unaffiliated third party, in each case only to the extent that such merger, consolidation, recapitalization or reorganization results in a change in the Control of WEC, WF or Buyer, as the case may be.

“Closing” has the meaning set forth in Section 2.06.

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Net Operating Capital Statement” has the meaning set forth in Section 2.07(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Counsel” has the meaning set forth in Section 9.15(a).

“Company Intellectual Property” has the meaning set forth in Section 3.09(b).

“Confidentiality Agreements” means the Non-Disclosure Agreement dated May 3, 2019 between WEC and Buyer.

“Continuing Director”, when used in the definition of “Change of Control”, means, as of any date of determination, any member of the board of directors of the Company who: (a) was a member of such board of directors on the date of this Agreement; or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory, prepaid expenses and all other current assets, determined as of the opening of business on the Closing Date in accordance with the applicable Accounting Principles.

“Current Liabilities” means accounts payable, deferred revenue, accrued Taxes, accrued expenses and all other current liabilities, determined as of the opening of business on the Closing Date in accordance with the applicable Accounting Principles.

“Deposit” means the sum of $500,000 to be deposited by Buyer with the Escrow Agent.

“Direct Claim” has the meaning set forth in Section 7.08(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers with respect to WEC and by Maloney with respect to WIA, WF, WFS and WWM concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 8.01(b)(i).

“EBT” means the aggregate net income (loss) from operations, before income taxes of: (i) WEC and WIA on a consolidated basis; and (ii) WF and its subsidiaries on a consolidated basis, in each case, calculated in accordance with the Accounting Principles.

“Employees” means those Persons employed by a Group Company as at the date hereof.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Escrow Agent” means Mirick, O’Connell, DeMallie & Lougee, LLP.

“Escrow Agreement” means the Escrow Agreement of even date herewith by and among, Buyer, the Sellers’ Representative and the Escrow Agent.

“Escrow Period” has the meaning set forth in Section 7.08.

“Final Determination” has the meaning set forth in Section 7.08.

“Financial Statements” has the meaning set forth in Section 3.04.

“FINRA” means the Financial Industry Regulatory Authority.

“First Measurement Period” means the period from October 1, 2019 through September 30, 2020.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03 and 3.04.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” means, collectively, WEC, WIA, WF, WWM and WFS and “Group Company” means any one of them.

“Indemnified Party” has the meaning set forth in Section 7.05(b).

“Indemnifying Party” has the meaning set forth in Section 7.05(b).

“Indemnity Portion” means the percentage set forth opposite each Seller’s name and against Santanello’s name on Schedule 1 in the column headed “Indemnity Portion”.

“Intellectual Property” has the meaning set forth in Section 3.09(a).

“Interim Balance Sheet Date” means June 30, 2019.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification means the actual knowledge of Robert Maloney, Tina Maloney and Leonid Berline after reasonable inquiry of the persons directly reporting to each such person.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legal Expenses” means the sum of $116,807.14, representing legal and other expenses paid by WEC with respect to the negotiation and pursuit of the transactions contemplated by the Specified Agreements.

“Legal Proceeding” means any action, suit, proceeding (including administrative proceeding), claim, complaint, hearing, information request, notice of violation, arbitration, inquiry or investigation of or before any Governmental Authority or before any arbitrator.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Majority Holders” has the meaning set forth in Section 9.01.

“Material Adverse Effect” means any event, occurrence, fact, condition or change (a “Change”) that is materially adverse to (a) the business, results of operations, financial condition or assets of the Group Companies (taken as a whole), or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which any Group Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or acts of God; or (vii) any failure by a Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, that any Change set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) or (vi) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, fact, event, development, occurrence, effect or circumstance has (or would reasonably be expected to have) a disproportionate adverse effect on the business, results of operations or condition (financial or otherwise) of the Companies, taken as a whole, relative to other businesses operating in the industry in which the Group Companies operate.

“Measurement Period” means any of the First Measurement Period, Second Measurement Period or Third Measurement Period.

“National Entity” means Buyer and any of its subsidiaries from time to time (other than the Group Companies).

“Net Operating Capital” means Current Assets minus Current Liabilities; provided, however, that if Current Assets minus Current Liabilities as reflected on the Final Balance Sheet is at least $900,000, then Net Operating Capital shall be deemed to be $1,000,000.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Potential Recruit” has the meaning set forth in Section 2.11(d)(iv).

“Protected Communications” has the meaning set forth in Section 9.15(b).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Reference Financial Statements” means the internally-prepared income statements of (i) WEC and WIA on a consolidated basis; and (ii) WF and its subsidiaries on a consolidated basis, in each case for the period October 1, 2018 through September 30, 2019.

“Registered Representative” means a person employed by a Group Company as a broker and/or an investment adviser.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 9.01.

“Required Consents” has the meaning set forth in Section 2.05(c)(iv).

“Restricted Business” means the business of any Group Company as carried on as of the Closing Date.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Revenue” means the consolidated net revenue (also known as gross margin) of the Group Companies for any given period, in each case calculated in accordance with GAAP, net of commissions paid to registered representatives, independent investment advisors and traders (revenue producers), including other variable execution costs directly associated with revenue generation. This includes (i) the revenue as defined from revenue producers employed or engaged by the Group Companies following the Closing that are acquired in the acquisition contemplated hereby, and from new registered representatives recruited by employees or agents of the Group Companies after the Closing and (ii) revenue as defined from revenue producers employed by, or engaged as contractors by, the Group Companies introduced by National employees or agents (or any employees or agents of any National affiliate), up to a cumulative amount of revenue under this Agreement in the case of this clause (ii) as generates $[**] in Synergies.

“Santanello” has the meaning set forth in the preamble.

“Second Measurement Period” means the period from October 1, 2020 through September 30, 2021.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Representative” means Robert Maloney.

“Special Accountants” has the meaning set forth in Section 2.10(b).

“Specified Agreements” means the agreements listed on Schedule 1A.

“Specified Matter” has the meaning set forth in Section 3.10 of the Disclosure Schedules.

“Specified Parties” means the parties listed on Schedule 1B.

“Synergies” means, with respect to each Measurement Period, incremental pre-tax profitability of the Group Companies above $[**], attributable to additional Revenue and the reduction of costs. The individual components generating these synergies are defined as follows:

•          additional Revenue;

•          the net reduction of expenses in the forward consolidated Group Company financial statements versus the Reference Financial Statements;

•          any reduction in expenses in the forward financial statements of the National Entities that in the reasonable judgment of the Buyer is the result of the employees and resources of the Group Companies being utilized by the National Entities, or National Entities benefitting from improved pricing or resource utilization attributable to the acquisition of the Group Companies for the benefit of the pre-acquisition National business.

•          Synergies are net of severance payments, payments to revenue producers, payments on behalf of revenue producers to generate revenue, and contract termination fees.

•          Synergies generating EBT are paid at [**]% over the applicable Measurement Period.

“Tail Policy” has the meaning set forth in Section 6.02(c).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means New England.

“Third Measurement Period” means the period from October 1, 2021 through September 20, 2022.

“Third-Party Claim” has the meaning set forth in Section 7.08(a).

“WEC” has the meaning set forth in the recitals.

“WEC Cash Purchase Price” has the meaning set forth in Section 2.03.

“WEC Shares” has the meaning set forth in the recitals.

“WF” has the meaning set forth in the recitals.

“WF Shares” has the meaning set forth in the recitals.

“WFS” has the meaning set forth in the recitals.

“WIA” has the meaning set forth in the recitals.

“WIA/WF Purchase Price” has the meaning set forth in Section 2.04.

“WIA Shares” has the meaning set forth in the recitals.

“WWM” has the meaning set forth in the recitals.

ARTICLE II
Purchase and sale

Section 2.01     Purchase and Sale of WEC Shares. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, the number of WEC Shares set forth opposite such Seller’s name on Schedule 1 in the column headed “Number of WEC Shares”) for the consideration specified in Section 2.03.

Section 2.02     Purchase and Sale of WIA Shares and WF Shares. Subject to the terms and conditions set forth herein, at the Closing, Maloney shall sell to Buyer, and Buyer shall purchase from Maloney, the WIA Shares and the WF Shares for the consideration specified in Section 2.04.

Section 2.03     WEC Shares Purchase Price. The aggregate purchase price for the WEC Shares shall be the sum of $2,826,807.00 (the “WEC Cash Purchase Price”), plus the right to receive additional consideration as set forth in Section 2.07, Section 2.08 and Section 2.09.

Section 2.04     WF and WIA Shares Purchase Price. The aggregate purchase price for the WIA Shares and the WF Shares shall be the sum of $160,000.00 (the “WIA/WF Purchase Price”).

Section 2.05     Transactions to be Effected Before and at the Closing.

(a)      On the date hereof, Buyer shall deliver the Deposit to the Escrow Agent by wire transfer of immediately available funds to the account of the Escrow Agent set forth in the Escrow Agreement no later than two Business Days prior to the Closing Date, to be held subject to the terms and conditions of the Escrow Agreement.

(b)      At the Closing, Buyer shall deliver to Sellers’ Representative:

(i)     the WEC Cash Purchase Price minus the Deposit by: (x) wire transfer of immediately available funds to an account of Sellers’ Representative designated in writing by Sellers’ Representative to Buyer no later than two Business Days prior to the Closing Date; and (y) written instruction to the Escrow Agent to release the Deposit to Sellers’ Representative;

(ii)     a good standing certificate for Buyer from its jurisdiction of organization, dated within ten (10) days of the Closing Date; and

(iii)     all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(c)      At the Closing, Sellers shall deliver to Buyer:

(i)     stock certificates evidencing the WEC Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)     a good standing certificate for WEC from its jurisdiction of organization, dated within ten (10) days of the Closing Date;

(iii)     the balance sheets referred to in Section 2.07;

(iv)     the third party consents set forth on Schedule 2.05(c)(i) (the “Required Consents”);

(v)     revenue producer contracts with such number of revenue producers of the Group Companies as represents not less than [**]% of the revenue from all revenue producers of the Group Companies, in form reasonably acceptable to the Buyer (provided that the commissions and benefits payable (and, solely with respect to the persons specified on Schedule 2.05(c)(vi) or such other persons as mutually agreed in writing between the parties, the terms), under such contracts shall be at least as favorable to such persons (measured in the aggregate with respect to each such person) as their producer contracts with the Group Companies as made available prior to the date hereof to Buyer);

(vi)     A release of the Group Companies and the Buyer by the Specified Parties (as defined below) from and against all claims and liabilities arising out of or otherwise relating to the Specified Agreements, in form acceptable to the Buyer; and

(vii)     all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 6.02 of this Agreement.

(d)       At the Closing, Buyer shall deliver to Maloney the WIA/WF Purchase Price by wire transfer of immediately available funds to an account of Maloney designated in writing by Maloney to Buyer no later than two Business Days prior to the Closing Date.

(e)       At the Closing, Maloney shall deliver to Buyer:

(i)     stock certificates evidencing the WF Shares and the WIA Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)     a good standing certificate for each Group Company other than WEC from the jurisdiction of organization of each such Group Company, in each case dated within ten (10) days of the Closing Date;

(iii)     all other agreements, documents, instruments or certificates required to be delivered by Maloney at or prior to the Closing pursuant to Section 6.02 of this Agreement.

(f)           At the Closing:

(i)     The Sellers’ Representative shall pay an amount to WEC equal to the amount of the Legal Expenses by check or wire transfer of immediately available funds to an account of WEC designated in writing by WEC no later than two Business Days prior to the Closing Date;

(ii)     Buyer shall deliver to WEC $13,193.00, as a capital contribution by wire transfer of immediately available funds to an account of WEC designated in writing by WEC no later than two Business Days prior to the Closing Date, representing the funds payable to Santanello for the Santanello Shares pursuant to the terms of the Settlement Agreement;

(iii)     Santanello shall deliver to WEC, stock certificates evidencing the Santanello Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(iv)     Buyer shall deliver to WEC $200,000.00, as a capital contribution by wire transfer of immediately available funds to an account of WEC designated in writing by WEC no later than two Business Days prior to the Closing Date, representing the funds payable to Tina Maloney to repay in full the subordinated loan in such amount from Tina Maloney to WEC, provided that if the payoff of the subordinated loan is not approved by FINRA, such subordinated note shall instead be paid in accordance with its current terms;

(g)          At the Closing, Buyer shall cause WEC to deliver to Tina Maloney the sum of $200,000.00, by wire transfer of immediately available funds to an account of Tina Maloney designated in writing by Tina Maloney no later than two Business Days prior to the Closing Date.

(h)          At the Closing, Buyer shall cause WEC to deliver to Santanello the sum of $13,193.00, by wire transfer of immediately available funds to an account of Santanello designated in writing by Santanello no later than two Business Days prior to the Closing Date.

Section 2.06        Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the WEC Shares, WIA Shares and WF Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern time, no later than two Business Days after the last of the conditions to the Closing set forth in ARTICLE VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Buyer at 25th Floor, 200 Vesey Street, New York, NY 10281, or at such other time or on such other date or at such other place as Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.07     Net Operating Capital.

(a)     Within 60 days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement setting forth its calculation of Net Operating Capital, which statement shall contain an estimated consolidated balance sheet of WEC and an estimated consolidated balance sheet of WF, in each case as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Net Operating Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Net Operating Capital Statement was prepared in accordance with the Accounting Principles.

(b)     The value and amounts reflected on the Closing Net Operating Capital Statement shall be binding upon Sellers unless the Sellers’ Representative gives written notice of disagreement to Buyer with any of said values or amounts within thirty (30) days after receipt by the Sellers’ Representative of the Closing Net Operating Capital Statement. Such written notice shall specify in reasonable detail, insofar as possible, the nature, dollar amount and extent of such disagreement. If Buyer and the Sellers’ Representative are unable to resolve any such disagreement within thirty (30) days after the Sellers’ Representative gives written notice thereof, the disagreement shall be referred for final determination to an accounting firm to be mutually agreed upon by Buyer and the Sellers’ Representative, which accounting firm will not have provided services to Buyer, any Group Company or their respective Affiliates within the preceding three (3) years (the “Special Accountants”). The Special Accountants shall reach their determination (i) as an expert and not an arbitrator, (ii) based solely on written submissions by Buyer and the Sellers’ Representative, and not by independent review, and (iii) as to only those issues in dispute, and no others. In resolving any disputed items, the Special Accountants (x) shall be bound by the provisions of this Section 2.07 and (y) may not assign a value to any item greater than the greatest value for such items claimed by any party or less than the smallest value for such items claimed by any party. The fees, costs and expenses of the Special Accountants shall be apportioned by the Special Accountants between Sellers, on the one hand, and Buyer, on the other hand, based upon the inverse proportion of the disputed amounts resolved in favor of such parties (i.e., so that a prevailing party bears a lesser amount of such fees, costs and expenses). The determination of the Special Accountants shall be in writing, shall include a calculation of the apportionment of the fees, costs and expenses of the Special Accountants, shall be conclusive, non-appealable and binding upon the parties to this Agreement for all purposes, and shall be deemed to have modified the Closing Net Operating Capital Statement. Notwithstanding the foregoing, in the event that the calculation of Net Operating Capital has been audited by the Buyer’s auditors (which audit shall be in accordance with GAAP), such calculation shall be binding on all parties for purposes of this Agreement. The parties agree that the procedures established by this Section 2.07(b) shall constitute the exclusive procedures for resolving disagreements as to the values reflected on Closing Net Operating Capital Statement.

(c)     On each of the first three anniversaries of the Closing Date (or if such date is not a Business Day, on the Business Day immediately preceding such date) Buyer shall pay to the Sellers’ Representative, by wire transfer of immediately available funds to an account of the Sellers’ Representative designated in writing by the Sellers’ Representative, as additional consideration for the WEC Shares, an amount equal to one third of the Net Operating Capital. For purposes of this Section 2.07(c), Net Operating Capital shall be deemed, for all purposes, to be $1,000,000 unless the Net Operating Capital as finally agreed or determined pursuant to this Section 2.07 is less than $900,000, in which case Net Operating Capital shall be the amount of Net Operating Capital as so finally agreed or determined.

Section 2.08    EBT-Based Consideration.

(a)     If EBT for the First Measurement Period is equal to or greater than $[**], Buyer shall pay to the Sellers’ Representative on behalf of the Sellers, by wire transfer of immediately available funds to an account of Sellers’ Representative designated in writing by Sellers’ Representative, as additional consideration for the WEC Shares in accordance with the provisions set forth in Section 2.10, an amount determined by the following formula:

A/B (expressed as a percentage) x $[**]

Where:

“A” is [**]; and

“B” is $[**]

(b)     If EBT for the First Measurement Period is less than $[**], but EBT for the Second Measurement Period and/or the Third Measurement Period is greater than the applicable Minimum EBT Threshold, Buyer shall, subject to Section 2.08(d), pay to the Sellers’ Representative on behalf of the Sellers, by wire transfer of immediately available funds to an account of Sellers’ Representative designated in writing by Sellers’ Representative, as additional consideration for the WEC Shares in accordance with the provisions set forth in Section 2.10, an amount determined by the following formula:

A/B (expressed as a percentage) x $[**]

Where:

“A” is [**]; and

“B” is $[**].

For purposes of this Section 2.08, the “Minimum EBT Threshold” means (i) for the Second Measurement Period, $[**], and (ii) for the Third Measurement Period, the greater of (A) $[**] and (B) EBT for the Second Measurement Period.

(c)     Notwithstanding the foregoing clause (a), provided that none of Santanello or any of the Sellers is in breach of the provisions of Section 5.14 below, the minimum payment due by the Buyer to the Sellers’ Representative on behalf of the Sellers, by wire transfer of immediately available funds to an account of Sellers’ Representative designated in writing by Sellers’ Representative, under this Section 2.08(a) with respect to the First Measurement Period will be $1,500,000.00. For the avoidance of doubt, if the amount due to the Sellers under Section 2.08(a) is calculated to be in excess of $1,500,000.00, then the higher calculated amount shall be payable by Buyer and the minimum payment specified in this Section 2.08(c) shall not apply.

(d)     In no circumstances shall the aggregate amount payable to the Sellers’ Representative pursuant to this Section 2.08 exceed the sum of $3,000,000.

Section 2.09     Synergy-Based Consideration. Buyer shall pay to the Sellers’ Representative on behalf of the Sellers, by wire transfer of immediately available funds to an account of Sellers’ Representative designated in writing by Sellers’ Representative, as additional consideration for the WEC Shares, in accordance with the provisions of Section 2.10, an amount equal to [**] percent ([**]%) of the Synergies for each Measurement Period.

Section 2.10     Determination of Additional Consideration.

(a)     By no later than the third (3rd) Business Day after Buyer receives a signed audit report in respect of its financial statements for any Measurement Period, Buyer shall deliver to the Sellers’ Representative (i) a consolidated income statement of WEC and WIA together with a consolidated income statement of WF and its subsidiaries Company in each case prepared in accordance with the Accounting Principles showing EBT for such Measurement Period; and (ii) a statement of all Synergies for such Measurement Period (an “Additional Consideration Statement”).

(b)     The value and amounts reflected on each Additional Consideration Statement shall be binding upon Sellers unless the Sellers’ Representative gives written notice of disagreement to Buyer with any of said values or amounts within thirty (30) days after receipt by the Sellers’ Representative of such Additional Consideration Statement. Such written notice shall specify in reasonable detail, insofar as possible, the nature, dollar amount and extent of such disagreement. If Buyer and the Sellers’ Representative are unable to resolve any such disagreement within thirty (30) days after the Sellers’ Representative gives written notice thereof, the disagreement shall be referred for final determination to the Special Accountants. The Special Accountants shall reach their determination (i) as an expert and not an arbitrator, (ii) based solely on written submissions by Buyer and the Sellers’ Representative, and not by independent review, and (iii) as to only those issues in dispute, and no others. In resolving any disputed items, the Special Accountants (x) shall be bound by the provisions of this Section 2.10 and (y) may not assign a value to any item greater than the greatest value for such items claimed by any party or less than the smallest value for such items claimed by any party. The fees, costs and expenses of the Special Accountants shall be apportioned by the Special Accountants between Sellers, on the one hand, and Buyer, on the other hand, based upon the inverse proportion of the disputed amounts resolved in favor of such parties (i.e., so that a prevailing party bears a lesser amount of such fees, costs and expenses). The determination of the Special Accountants shall be in writing, shall include a calculation of the apportionment of the fees, costs and expenses of the Special Accountants, shall be conclusive, non-appealable and binding upon the parties to this Agreement for all purposes, and shall be deemed to have modified the applicable Additional Consideration Statement. The parties agree that the procedures established by this Section 2.10(b) shall constitute the exclusive procedures for resolving disagreements as to the values reflected on each Additional Consideration Statement.

(c)     Except as otherwise provided herein, any payment of additional consideration due pursuant to Section 2.08 and/or 2.09, shall be due within five (5) Business Days of the acceptance or agreement of the applicable Additional Consideration Statement by Sellers or determination by the Special Accountants of the applicable Additional Consideration Statement, whichever is earliest.

Section 2.11     Additional Consideration Covenants.

(a)     Buyer shall maintain accounting and other records for the Group Companies and the National Entities sufficient to permit the accurate calculation of Revenues, EBT, Cost Savings and any Additional Consideration.

(b)     During the period from the Closing Date through the commencement of the First Measurement Period, (x) the Group Companies shall conduct their operations in the ordinary course of business and shall take no actions to implement or achieve Cost Savings or to hire additional Registered Representatives without the prior written consent of the Sellers’ Representative; and (y) the Buyer will not take actions to cause the Group Companies to violate their obligations under the foregoing clause (x) or reduce costs within any National Entity in anticipation of the acquisition of the Group Companies pursuant hereto.

(c)     The Sellers acknowledge and agree that Buyer and its Affiliates shall have the exclusive and absolute right to operate and otherwise make decisions with respect to Group Companies and their assets, or the management or ownership of Group Companies, and/or decisions as to expansion, use of assets, capital and dividend policies; provided, however, that Buyer shall take no action that is intended to thwart the payment of the amounts payable under this Section. Without limiting the foregoing, the Sellers acknowledge that neither the Buyer nor any of its Affiliates are obligated to contribute additional capital to Group Companies, or to make loans to or investments in the Group Companies. No Seller shall have any right, cause of action or other claim against the Buyer, the Group Companies or any of their respective Affiliates with respect to the ownership or operation of the Group Companies on and after the Closing.

(d)     From Closing through the end of the Third Measurement Period:

(i)     The costs of any employee of a Group Company who provides services to Buyer or such other National Entity shall be shared between the applicable Group Company and the applicable National Entity on an arms length basis.

(ii)     Buyer shall advise the Sellers’ Representative on a reasonable basis of the nature and amount of Cost Savings achieved by any National Entity.

(iii)     The Sellers’ Representative and the then Chief Financial Officer of Buyer shall, during the period commencing on the Closing Date and ending at the end of the Third Measurement Period, meet at least once every 90 days to review and discuss in good faith (i) Synergies that have been achieved in the previous 90 days, (ii) potential Cost Saving opportunities with regard to the business of the Group Companies and the National Entities; and (iii) Registered Representatives that may be introduced by a Seller as potential employees or independent contractors of a Group Company (each a “Potential Recruit”).

(iv)     Without prejudice to the generality of the foregoing, Buyer shall not and shall cause each National Entity and Group Company not to, from Closing through the end of the Third Measurement Period, take any of the following actions:

(A)     materially alter the employment terms of current employees of any Group Company with respect to salary, commissions, bonus and/or severance, such that the overall payroll expense (regular and commissions/bonus) of the Group Companies is materially increased;

(B)     intentionally divert revenue included in the calculation of Revenue from a Group Company to any National Entity which materially affects the ability of the Group Companies to achieve the Earn Out Targets;

(C)     cause a Group Company to dispose of any material assets or rights that are material to generating Revenue, except in the ordinary course of business; or

(D)     cause or permit a Group Company to dissolve, wind up or liquidate or consent to its dissolution, winding up or liquidation, unless the same at such time is having a negative impact on the calculation of Synergies.

(e)     If there is a Change of Control before the end of the Third Measurement Period, then a payment shall become immediately due and payable from Buyer to the Sellers’ Representative on behalf of the Sellers in accordance with this Agreement on the assumed basis that Synergies have been achieved for the then current Measurement Period and for each remaining Measurement Period in the amount of (i) $[**], if the Change of Control occurs during the First Measurement Period, and (ii) the trailing twelve months of Synergies, if the Change of Control occurs between the end of the First Measurement Period and the end of the Third Measurement Period. Such payment shall represent the full satisfaction of Buyer’s obligations under Section 2.09.

ARTICLE III
Representations and warranties of Sellers, Maloney and Santanello

Except as set forth in the Disclosure Schedules, each Seller and Santanello (with respect to WEC and themselves only) and Maloney (with respect to each Group Company and himself), severally, represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01     Authority of Sellers, Maloney and Santanello. Such Seller, Santanello and Maloney has all necessary power and authority to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller, Santanello and Maloney and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of such Seller, Santanello and Maloney enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02     Organization, Authority and Qualification of the Group Companies. Each Group Company is a corporation or limited liability company (as applicable duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has all necessary corporate of limited liability company (as applicable) power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Group Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.03     Capitalization.

(a)     The authorized and issued equity of each Group Company is set forth on Section 3.03(a) of the Disclosure Schedules. All of the equity of each Group Company have been duly authorized, validly issued, is fully paid and non-assessable. All of the WEC Shares are owned of record and beneficially by Sellers, free and clear of all Encumbrances. All of the WIA Shares and the WF Shares are owned of record and beneficially by Maloney, free and clear of all Encumbrances.

(b)     WEC has no subsidiaries.

(c)     WIA has no subsidiaries.

(d)     Other than WWM and WFS, WF has no subsidiaries.

(e)     Except as set forth in Section 3.03(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity of the Group Companies or obligating any Seller, Santanello or Maloney or any Group Company to issue or sell any equity of, or any other equity interest in, the applicable Group Company. No Group Company has any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the WEC Shares or the shares in any of the Group Companies.

Section 3.04     No Conflicts; Consents. The execution, delivery and performance by Sellers, Santanello and Maloney of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, Santanello, Maloney or any Group Company; or (b) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any contract to which a Group Company is a party, except where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. With the exception of required regulatory filings and approvals by FINRA pursuant to FINRA Rule 1017 (the Continuing Membership Application process) no other consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller, Santanello, Maloney or any Group Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.05     Financial Statements. Copies of: (i) WEC’s consolidated audited financial statements consisting of the consolidated statement of financial condition as at December 31 in each of the years 2016, 2017 and 2018 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended and WEC’s consolidated unaudited financial statements consisting of the statement of financial condition as at June 30, 2019 and the related statements of income, changes in stockholders’ equity and cash flows for the six month period then ended; and (ii) the consolidated audited financial statements of WF consisting of the consolidated statement of financial condition as at December 31 in each of the years 2016, 2017 and 2018 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended and the unaudited consolidated financial statements of WF consisting of the consolidated statement of financial condition as at June 30, 2019 and the related statements of income, changes in stockholders’ equity and cash flows for the six month period then ended (collectively, the “Financial Statements”) have been delivered or made available to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Audited Financial Statements fairly present in all material respects the financial condition of the applicable Group Company (in the case of WF on a consolidated basis) as of the respective dates they were prepared and the results of the operations of the applicable Group Company (in the case of WF on a consolidated basis) for the periods indicated subject, in the case of any financial statements prepared other than of a fiscal year end, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the applicable Group Company’s audited financial statements).

Section 3.06     Conduct of Business. Except as expressly contemplated by the Agreement, from the Interim Balance Sheet Date until the date of this Agreement, each Group Company has operated in the ordinary course of business in all material respects and no Group Company has to any material extent and outside the ordinary course of business: (i) increased the compensation, bonuses or fee arrangements of, changed the terms of employment of, or paid any bonuses to any of its directors, officers, employees, consultants, agents, members, investors or Affiliates; (ii) entered into any contract providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis that is not terminable at any time by the applicable Group Company; (iii) incurred any indebtedness for borrowed money; (v) made or canceled any loan or advance of funds or assets of any kind to (A) any of its directors, officers, employees, consultants, agents, members, investors or Affiliates, or (B) any other Person; or (vi) distributed any of its property or assets.

Section 3.07     Undisclosed Liabilities. No Group Company has any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Financial Statements; and (ii) those which have been incurred in the ordinary course of business since the Interim Balance Sheet Date and which are not material in amount.

Section 3.08     Title to Assets; Real Property.

(a)       Each Group Company has good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after December 31, 2018, other than properties and assets sold or otherwise disposed of in the ordinary course of business since December 31, 2018. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)     liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(ii)     mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iii)     easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(iv)     liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(v)     other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

(b)     Section 3.08(b) of the Disclosure Schedules lists the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

Section 3.09     Intellectual Property.

(a)     “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

(b)     Section 3.09(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by each Group Company. Each Group Company owns or has the right to use all Intellectual Property necessary to conduct its business as currently conducted (the “Company Intellectual Property”).

(c)     To Sellers’ Knowledge: (i) the Company Intellectual Property as currently licensed or used by the applicable Group Company, and the applicable Group Company’s conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

Section 3.10     Legal Proceedings; Governmental Orders.

(a)     Save as set forth on Section 3.10 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Sellers’ Knowledge, threatened against or by any Group Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to any Group Company), which if determined adversely to such Group Company (or to such Seller or any Affiliate thereof) would result in a Material Adverse Effect.

(b)     There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Group Company or any of its properties or assets which would have a Material Adverse Effect.

Section 3.11     Compliance With Laws; Permits.

(a)     Each Group Company is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)     All Permits required for each Group Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

Section 3.12     Employee Benefit Matters.  Section 3.12 of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of each Group Company, current or former directors of each Group Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by a Group Company, or under which a Group Company has any material liability for premiums or benefits (as listed on Section 3.12 of the Disclosure Schedules, each, a “Benefit Plan”).

Section 3.13     Employment Matters.

(a)     No Group Company is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since January 1, 2015, there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Group Company.

(b)     Each Group Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to Employees of such Group Company, except to the extent non-compliance would not result in a Material Adverse Effect. Except as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against any Group Company pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of any Group Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

Section 3.14     Taxes.

(a)     Each Group Company has filed (taking into account any valid extensions) all material Tax Returns required to be filed by such Group Company. Such Tax Returns are true, complete and correct in all material respects. No Group Company is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by each Group Company have been paid or accrued.

(b)     No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of any Group Company.

(c)     There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against any Group Company.

(d)     No Group Company is a party to any Tax-sharing agreement.

(e)     All material Taxes which each Group Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

Section 3.15     Payments to Intermediaries. No Group Company has made any payments to any financial intermediary since January 1, 2015 that are in the nature of either (a) “revenue sharing,” (b) payments for recordkeeping, sub-accounting, shareholder servicing, account maintenance or the like, or (c) payments to solicitors.

Section 3.16     No Illegal Payments, etc. No Group Company has directly or indirectly (i) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder a Group Company (or assist in connection with any actual or proposed transaction), or (ii) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office which might subject a Group Company or any of its assets to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

Section 3.17     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller.

Section 3.18     Contracts.

(a)     Other than where a Group Company acts in the capacity of sub-adviser, each Group Company contracts directly with each of its clients for the provision of investment advisory or other services to such client.

(b)     Except as set forth in Section 3.18(b)(i) of the Disclosure Schedules, no Group Company is a party to or bound by any Contract (each a “Material Contract”) (i) with respect to the employment of any directors or executive officers; (ii) which contains any material non-competition or exclusivity provisions with respect to any business or geographic area in which the business is conducted or which restricts the conduct of the Business; (iii) which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement, or the termination of which would result in a Material Adverse Effect; (iv) under which (A) any Person has directly or indirectly guaranteed or assumed material indebtedness, liabilities or obligations of any Group Company, (B) any Group Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person in each case in excess of $45,000 or in the aggregate in excess of $100,000 or (C) any Group Company has agreed to indemnify any Person for obligations of or losses or damages incurred by third parties, outside the ordinary course of business, with potential indemnification obligations in excess of $45,000; (v) contracts with third parties with a remaining term of more than twelve (12) months from the date hereof that obligate a Group Company to make expenditures in excess of $20,000 per calendar month or $75,000 in the aggregate; (vi) under which the Company has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or other similar advances to any Person, in each case in excess of $45,000 individually or $100,000 in the aggregate; (vii) to cap fees, share fees, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that would be material to the Group Companies; (viii) that provides for earnouts or other similar installment payments of any Group Company where such earnouts or installment payments would be material to the Group Companies; (ix) which grants any material power of attorney; (xii) relating to the acquisition or divestiture of the equity interests or substantially all of the assets of any Person by a Group Company; (x) any hedge, collar, forward purchasing, swap, derivative or similar contract; (xi) any contract, agreement, indenture, note, bond, debenture, instrument or other debt security relating to indebtedness or any guaranty, security agreement, mortgage, deed of trust, pledge agreement or other agreement securing indebtedness; or (xii) letters of credit, assurances against loss or bankers’ acceptances or similar agreements. Sellers have made available to Buyer true and correct copies of each Material Contract (or, in the case of an oral contract, a correct and complete summary thereof). Except as set forth in Section 3.18(b)(i) of the Disclosure Schedules, no Group Company nor any Seller has received notice of any breach of any Material Contract by any of the other parties thereto. Except as set forth in Section 3.18(b)(ii) of the Disclosure Schedules, (A) each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Law affecting creditors’ rights generally and limitations on the availability of equitable remedies, (B) no Group Company is in default under any Material Contract to which it is a party or by which its respective assets, business, or operations may be bound and (C) no consent of any client or customer of any Group Company is required pursuant to, or otherwise in respect of, the terms of any contract or other agreement to approve the proposed change in control and equity ownership of the Group Companies. Notwithstanding the foregoing, the parties acknowledge and agree that the Sellers may deliver an updated Section 3.18(b) of the Disclosure Schedules, in form and substance reasonably acceptable to the Buyer, no later than the date that is 10 Business Days after the date of this Agreement, and such updated Section 3.18(b) shall have the same force and effect as if delivered on the date hereof.

Section 3.19     No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Sellers, any Group Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or any Group Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Group Companies furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of any Group Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to each Seller, Santanello and Maloney that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01     Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. With the exception of the required FINRA regulatory approvals pursuant to FINRA Rule 1017 governing the consummation of the transactions contemplated hereby, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.04     Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the WEC Cash Purchase Price and the WF/WIA Cash Purchase Price and consummate the transactions contemplated by this Agreement to be completed at the Closing.

Section 4.05     Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.06     No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of the Buyer or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding the Buyer furnished or made available to Sellers or any Group Company and their Representatives or as to the future revenue, profitability or success of the Buyer or any affiliate of the Buyer, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
Covenants

Section 5.01     Conduct of WEC Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause WEC to: (a) conduct its business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of WEC and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with WEC.

Section 5.02     Conduct of the Business of Each Other Group Company Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Maloney shall, and shall cause each Group Company other than WEC to: (a) conduct the business of such Group Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of such Group Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with such Group Company.

Section 5.03     Access to Information. From the date hereof until the Closing, Sellers and Maloney (as applicable) shall, and shall cause each Group Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Group Companies; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Group Companies as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of each Group Company to cooperate with Buyer in its investigation of the Group Companies; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Sellers’ Representative, under the supervision of the applicable Group Company’s personnel and in such a manner as not to interfere with the normal operations of the applicable Group Company. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor the any Group Company shall be required to disclose any information to Buyer if such disclosure would, in the sole discretion of the Sellers’ Representative: (x) cause significant competitive harm to a Group Company and its businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Initial Closing, without the prior written consent of Sellers’ Representative, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, any Group Company and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.02.

Section 5.04     Confidentiality. Buyer acknowledges and agrees that each Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreements, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, each Confidentiality Agreement and the provisions of this Section 5.03 shall nonetheless continue in full force and effect.

Section 5.05     Governmental Approvals and Other Third-party Consents.

(a)     Each party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with each other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals, regulatory or otherwise. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals, regulatory or otherwise. Notwithstanding the foregoing, no party shall be required to initiate or otherwise become party to any litigation, or to agree to any modification of its business, in connection with obtaining any such consents, authorizations, orders or approvals.

(b)     Except as a party may deem necessary or appropriate, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Group Company or Buyer before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to by the relevant Group Company or Buyer (as applicable) in advance of any filing, submission or attendance, it being the intent that the relevant Group Company and Buyer will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Except as a party may deem necessary or appropriate, Buyer shall, and Sellers shall cause each Group Company to, give notice to the other with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c)     Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 of the Disclosure Schedules; provided, however, that no Seller shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 5.06     Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers and Maloney shall cause each Group Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the conditions to the Closing set forth in ARTICLE VI hereof.

Section 5.07     Restrictive Covenants.

(a)     For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Maloney and Tina Maloney shall not, and shall not permit any of his or her Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between a Group Company and customers or suppliers of such Group Company. Notwithstanding the foregoing, Maloney and Tina Maloney may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Maloney or Tina Maloney is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person.

(b)     During the Restricted Period, Maloney and Tina Maloney shall not, and shall not permit any of his or her Affiliates to, directly or indirectly, hire or solicit any employee or independent investment adviser of a Group Company or encourage any such employee or independent investment adviser to leave such employment or engagement or hire any such employee or independent investment adviser who has left such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or independent investment advisers; provided, that nothing in this Section 5.07(b) shall prevent Maloney or Tina Maloney or any of his or her Affiliates from hiring (i) any employee or independent investment adviser whose employment or engagement has been terminated by a Group Company or Buyer or (ii) after 180 days from the date of termination of employment or engagement, any employee or independent investment adviser whose employment or engagement has been terminated by the employee or independent investment adviser.

(c)     During the Restricted Period, Maloney and Tina Maloney shall not, and shall not permit any of his or her Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of a Group Company or potential clients or customers of such Group Company for purposes of diverting their business or services from such Group Company.

Section 5.08     Confidentiality. From and after the Closing, each Seller and Santanello shall, and shall cause his or her Affiliates to, hold, and shall use his or her reasonable best efforts to cause his, her or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning any Group Company, except to the extent that such Seller or Santanello can show that such information (a) is generally available to and known by the public through no fault of such Seller or Santanello, any of his or her Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller or Santanello, any of his or her Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller or Santanello or any of his or her Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller or Santanello shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller or Santanello is advised by its counsel in writing is legally required to be disclosed, provided that such Seller or Santanello shall, at Buyer’s expense, use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.09     Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. The Sellers acknowledge that the Buyer will be required to file a Form 8-K with the Securities and Exchange Commission regarding the subject of this Agreement, and to file this Agreement publicly as an exhibit thereto.

Section 5.10     Further Assurances. Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.11     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers and Maloney shall cooperate with respect thereto as necessary).

Section 5.12    Exclusivity.

(a)     Each Seller shall not, and shall not authorize or permit any of its Affiliates (including any Group Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including each Group Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving a Group Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of a Group Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of a Group Company’s properties or assets.

(b)     In addition to the other obligations under this Section 5.12, each Seller shall promptly (and in any event within three Business Days after receipt thereof by such Seller or his or her Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Section 5.13    Employment matters. Following the Closing, (i) Tina Maloney will become an employee at will of WEC at an annualized base salary of in such amount (not to exceed $35,000) from time to time as is at least equal to the aggregate amount (x) that Tina Maloney would be required to pay to obtain coverage under Buyer’s medical, dental and vision health benefit plans; and (y) of the maximum individual 401(k) contribution then permitted under applicable Law, and otherwise on terms that permit Tina Maloney to participate in Buyer’s health, dental vision and 401(k) benefit plans; and (ii) Robert Maloney will become an employee at will of WEC, working one day per week at an annualized base salary of $40,000 and otherwise on terms that entitle him to participate in Buyer’s health, dental and vision benefits plans. Following the expiration of Mr. Maloney’s disability insurance coverage and at Mr. Maloney’s election, WEC and Mr. Maloney shall discuss in good faith increasing his employment to a full-time at will basis. Buyer shall cause WEC to maintain Maloney’s coverage under WEC’s current long-term disability plan until such time as Maloney is certified by a licensed physician as healthy enough to return to full-time work. The foregoing obligations of Buyer shall be subject to the terms of the applicable plans (and without any obligation on the part of the Buyer to seek any amendments thereto).

Section 5.14     Assignment of Claims. Santanello and each of the Sellers hereby assigns to WEC any and all claims, causes of action or other assertions that they have or may have against the Specified Parties arising under or on account of the Specified Agreements or for any other reason (the “Specified Claims”), and agrees not to assert, or claim to have, any such claims, whether publicly or privately, in writing or orally. Santanello and each of the Sellers agrees that he or she shall not take any action to cause or enable any of the Group Companies to take any action against the Specified Parties, whether before or after the Closing.

ARTICLE VI
Conditions to closing

Section 6.01    Conditions to Obligations of All Parties at the Closing. The obligations of each party to consummate the purchase and sale of the WEC Shares, WIA Shares and WF Shares shall be subject to the fulfillment, at or prior to the Closing, of both of the following conditions:

(a)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)     Sellers and each Group Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04 in form and substance reasonably satisfactory to Buyer and Sellers’ Representative, and no such consent, authorization, order and approval shall have been revoked.

(c)     Each party to the Specified Agreements shall have executed and delivered a release in favor of each of the party and Buyer from and against all claims and liabilities arising out of or otherwise relating to the Specified Agreements, in form and substance satisfactory to Buyer.

Section 6.02    Conditions to Obligations of Buyer at the Closing. The obligations of Buyer to consummate the purchase of the WEC Shares, WIA Shares and WF Shares shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of Sellers, Santanello and Maloney contained in ARTICLE III, other than Fundamental Representations, shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect. The Fundamental Representations shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date.

(b)     No Legal Proceeding shall be pending or shall have been threatened, (i) relating to the Specified Agreements, or (ii) that is material in any other manner to the Group Companies taken as a whole;

(c)     Each of the Specified Agreements shall have been terminated.

(d)     WEC shall have obtained an errors and omissions tail policy on terms satisfactory to Buyer (the “Tail Policy”), the cost of which shall be included as a Current Liability.

(e)     Sellers shall have obtained each of the Required Consents.

(f)     Sellers and Maloney shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(g)     Each holder of options to purchase capital stock of WEC shall have executed and delivered a termination of such option for no consideration, in form and substance satisfactory to Buyer.

(h)     Buyer shall have received a certificate, dated the Closing Date and signed by Sellers’ Representative, that each of the conditions set forth in Section 6.02(a) and Section 6.02(f) have been satisfied.

(i)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Group Companies certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or comparable governing body of the respective Group Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(j)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Group Companies certifying the charter documents of each such entity, the good standing of each of the Group Companies in their respective states of formation, and the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

Section 6.03    Conditions to Obligations of Sellers and Maloney at the Closing. The obligations of Sellers and Maloney to consummate the sale of the WEC Shares, WIA Shares and WF Shares (as applicable) shall be subject to the fulfillment or waiver by Sellers’ Representative, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)     Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(d)     Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e)     Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

ARTICLE VII
Indemnification

Section 7.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties (other than the Fundamental Representations) contained in ARTICLE III herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date. The Fundamental Representations and the representations and warranties contained in ARTICLE IV herein shall survive the Closing and shall remain in full force and effect until the expiry of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02     Indemnification By Sellers and Santanello. Subject to the other terms and conditions of this ARTICLE VII, Sellers and Santanello, severally (in accordance with their Indemnity Portion) shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Sellers and Santanello with respect to WEC or themselves contained in this Agreement to the extent not provided for in Section 7.03; or

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers or Santanello pursuant to this Agreement; or

(c)     the Specified Agreements.

Section 7.03     Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VII, Sellers, severally (in accordance with their Indemnity Portion) shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of Actions by customers of WEC, including the Specified Matter, that relate to the conduct of WEC’s business prior to the Closing, but only to the extent not covered under the Tail Policy.

Section 7.04     Indemnification By Maloney. Subject to the other terms and conditions of this ARTICLE VII, Maloney shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of Maloney with respect to any Group Company other than WEC and with respect to himself contained in this Agreement.

Section 7.05     Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify Sellers and Santanello against, and shall hold Sellers and Santanello harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Sellers or Santanello based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.06     Certain Limitations. The indemnification provided for in Section 7.02(a) shall be subject to the following limitations:

(a)     Sellers and Santanello shall not be liable to Buyer for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $50,000, in which event Sellers and Santanello shall be required to pay or be liable for such Person’s Indemnity Portion of all such Losses in excess of such sum. The aggregate amount of all Losses for which all Sellers and Santanello shall collectively be liable pursuant to Section 7.02(a) shall not exceed 10% of the aggregate amounts received by such persons under this Agreement other than pursuant to Section 2.07 (Net Operating Capital).

(b)     Maloney shall not be liable to Buyer for indemnification under Section 7.04 until the aggregate amount of all Losses in respect of indemnification under Section 7.04 exceeds $2,500, in which event Maloney shall be required to pay or be liable for all such Losses in excess of such sum. The aggregate amount of all Losses for which Maloney shall be liable pursuant to Section 7.04 shall not exceed 10% of the aggregate amounts received by Maloney under this Agreement attributable to the Group Companies other than WEC, other than pursuant to Section 2.07 (Net Operating Capital).

(c)     Buyer’s sole recourse against Sellers for indemnification pursuant to Section 7.03 shall be to offset any sums due and payable pursuant to Section 7.03 against any unpaid additional consideration payable pursuant to Sections 2.08 and/or 2.09 and the provisions of the final two (2) sentences of Section 7.08 shall apply mutatis mutandis. The aggregate amount of all Losses for which Sellers shall collectively be liable pursuant to Section 7.03 shall not exceed, at any given time, the greater of (i) $3,000,000 and (ii) the amount of any additional consideration that may become due and payable pursuant to Sections 2.08 and/or 2.09.

(d)     Notwithstanding the foregoing, the foregoing limitations shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Fundamental Representation; or (ii) intentional common law fraud. None of the Sellers, Santanello or Maloney shall be liable to Buyer for indemnification under Section 7.02(a) or Section 7.04 with respect to any inaccuracy in or breach of any Fundamental Representation in an amount in excess of (x) such Person’s Indemnity Portion of the aggregate amounts received by such persons under this Agreement other than pursuant to Section 2.07 (Net Operating Capital) attributable to WEC (in the case of indemnification under Section 7.02) or (y) the aggregate amounts received by Maloney under this Agreement other than pursuant to Section 2.07 (Net Operating Capital) attributable to WIA/WF (in the case of indemnification under Section 7.04).

Section 7.07    Other Limitations. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.01, Section 7.03 and Section 7.04 shall be subject to the following limitations:

(a)     Payments by an Indemnifying Party pursuant to Section 7.01 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party in respect of any such claim, net of any premium increases as a result thereof. If an Indemnified Party receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall, reasonably promptly following receipt of such insurance payment, pay to the Indemnifying Party an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article VII with respect to such claim plus the amount of the insurance payments received, over (ii) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under this Article VII.

(b)     In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, consequential, special or indirect damages.

(c)     Each Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Loss, including using commercially reasonable efforts to make a claim (it being understood that such commercially reasonable efforts shall not require the initiation of litigation or any other dispute resolution procedures) for such Losses against any applicable insurance policies.

Section 7.08    Indemnification Procedures.

(a)     Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Buyer shall have the right as an Indemnified Party to control the defense of any Third Party Claim at the expense of the Indemnifying Party relating to any Action by a Governmental Authority, including the Specified Matter, or any other matter that in the reasonable determination of the Buyer could negatively impact the business or reputation of the Buyer or its Affiliates. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.08(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.08(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)     Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.08(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.08(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to reasonably investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.09     Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should a Seller not make full payment of any such obligations within such five (5) Business Day period, Buyer shall have the right to offset such obligations against any additional consideration then payable pursuant to Section 2.08 and/or Section 2.09. In the event of Losses not yet subject to an agreement in writing between Buyer and the Sellers or an adjudication by a court of competent jurisdiction not subject to appeal (a “Final Determination”), Buyer may, upon prior written notice to Sellers’ Representative, escrow the amount of such Losses with the Escrow Agent in lieu of making any payment of Additional Consideration then due until a Final Determination (each an “Escrow Period”). Upon a Final Determination and subject to the terms of such Final Determination, Buyer and the Sellers’ Representative shall, as applicable, instruct the Escrow Agent: (i) to distribute to Buyer the amount of the Losses subject to the Final Determination, and (ii) to release to the Sellers’ Representative any amount so escrowed that is, according to the Final Determination not payable to Buyer pursuant to this ARTICLE VII.

Section 7.10     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the WEC Cash Purchase Price and/or WIA/WF Purchase Price (as applicable) for Tax purposes, unless otherwise required by Law.

Section 7.11     Exclusive Remedies. Subject to Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional common law fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) against each other or for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or any other matter it may have against the other parties hereto and their Affiliates and each of their respective Representatives, arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12 or to seek any remedy on account of intentional common law fraud by any party hereto.

ARTICLE VIII
Termination

Section 8.01     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of Sellers’ Representative and Buyer;

(b)     by Buyer by written notice to Sellers’ Representative if:

(i)     Buyer is not then in material breach of any covenant of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers, Santanello and/or Maloney pursuant to this Agreement that would give rise to the failure of any of the conditions to the Closing specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Sellers, Santanello or Maloney (as applicable) by 4:00 p.m. (Eastern Time) on December 31, 2019 (the “Drop Dead Date”); or

(ii)     any of the conditions to the Closing set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply in any material respect with any of the covenants hereof to be performed or complied with by it prior to the Closing;

(c)     by Sellers’ Representative by written notice to Buyer if:

(i)     Sellers and/or Maloney are not then in material breach of any covenant of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions to the Closing specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)     any of the conditions to the Closing set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Sellers and/or Maloney to perform or comply in any material respect with any of the covenants hereof to be performed or complied with by them prior to the Closing; or

(d)     by Buyer or Sellers’ Representative in the event that:

(i)     there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)     any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, or such a Governmental Order shall have been threatened.

Section 8.02     Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)      as set forth in this ARTICLE VIII and Section 5.03; and

(b)      that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Section 8.03     Release of Deposit. If following approval by FINRA of the consummation of the transactions contemplated hereby, this Agreement is terminated by Sellers’ Representative pursuant to Section 8.01(c)(i), Buyer shall promptly join with the Sellers’ Representative in providing a joint written instruction to the Escrow Agent to release the Deposit to the Sellers’ Representative. If this Agreement is terminated by Sellers’ Representative or Buyer for any other reason, Sellers’ Representative shall promptly join with the Buyer in providing a joint written instruction to the Escrow Agent to release the Deposit, and all interest thereon, to the Buyer.

ARTICLE IX
Miscellaneous

Section 9.01     Sellers’ Representative.

(a)     By entering into this Agreement and the transactions contemplated hereby, each Seller and Santanello irrevocably authorizes and appoints the Sellers’ Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Sellers’ Representative pursuant to this Agreement, including the exercise of the power to:

(i)     give and receive notices and communications and settle or otherwise resolve disputes;

(ii)     authorize delivery to Sellers of cash in satisfaction of any amounts owed to Sellers pursuant to the terms of this Agreement. Without prejudice to the generality of the foregoing, the Sellers’ Representative is expressly authorized to deliver the WEC Cash Purchase Price in the amount set forth opposite each Seller’s name on Schedule 1 hereto in the column headed “WEC Cash Purchase Price Payment” less such Seller’s pro rata share of the Legal Expenses

(iii)     pay over to WEC the Legal Expenses;

(iv)     engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Sellers’ Representative in complying with its duties and obligations; and

(v)     take all actions necessary or appropriate in the good faith judgment of the Sellers’ Representative for the accomplishment of the foregoing.

Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as being fully binding upon such Person. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each Seller. Any decision or action by the Sellers’ Representative hereunder, including any agreement between the Sellers’ Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 9.01, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Sellers, or by operation of Law, whether by death or other event.

(b)     The Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of Sellers (the “Majority Holders”); provided, however, in no event shall the Sellers’ Representative resign or be removed without the Majority Holders having first appointed a new Sellers’ Representative who shall assume such duties immediately upon the resignation or removal of the Sellers’ Representative. In the event of the death, incapacity, resignation or removal of the Sellers’ Representative, a new Sellers’ Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Sellers’ Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Sellers’ Representative as described in Section 9.01(a) above.

(c)     The Sellers’ Representative shall not be liable to Sellers for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Sellers’ Representative shall be conclusive evidence of good faith). Sellers shall severally and not jointly (in accordance with their Pro Rata Portion), indemnify and hold harmless the Sellers’ Representative from and against, compensate him for, reimburse him for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with his activities as the Sellers’ Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Sellers’ Representative, the Sellers’ Representative shall reimburse Sellers the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from Sellers, severally and not jointly (in accordance with their Pro Rata Portion).

Section 9.02     Expenses. Except as otherwise expressly provided herein (including Section 5.11 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.03     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Sellers’ Representative:	175 Federal Street Boston, MA 02110 Facsimile:(617)-227-5505 E-mail: rmaloney@e-winslow.com Attention:Robert Maloney
with a copy to:	Mirick, O’Connell, DeMallie & Lougee, LLP 100 Front Street, Worcester, MA 01608 Facsimile:(508)-463 1388 E-mail: acroxford@mirickoconnell.com Attention:Andrew A. Croxford, Esq.
If to Buyer:	National Holdings Corporation 200 Vesey Street, 25th Floor New York, New York 10281 Facsimile: E-mail: gw@nhld.com Attention: Glenn C. Worman, President and Chief Financial Officer
with a copy to:

Wilmer Cutler Pickering Hale and Door LLP

7 World Trade Center, 250 Greenwich Street

New York, New York

Facsimile:(617) 526-6461

E-mail: andrew.goldman@wilmerhale.com; jeffrey.stein@wilmerhale.com

Attention:Andrew N. Goldman, Esq.; Jeffrey A. Stein, Esq.

Section 9.04     Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07     Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09     No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10     Amendment and Modification; Waiver. Save as expressly set forth herein, this Agreement may be amended, modified or supplemented by an agreement in writing signed by the Buyer, Santanello and Sellers’ Representative on behalf of all of the Sellers; provided however, that Santanello’s approval shall not be required in connection with any amendment, modification or supplement that does not adversely affect him. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan and of the United States of America Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and each of the parties hereto agrees not to commence any action, suit or proceeding relating hereto or thereto except in such courts. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby or thereby, in the courts of the State of New York located in the Borough of Manhattan and of the United States of America Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys’ fees.

(b)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(b).

Section 9.12     Specific Performance. The parties agree that irreparable damage would occur if any provision of Sections 5.04, 5.07 or 5.08 of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.14     Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

Section 9.15     Conflicts/Privilege.

(a)     Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Group Companies) acknowledges and agrees that Mirick, O'Connell, DeMallie & Lougee LLP (“Company Counsel”) have acted as counsel for the Sellers and each of the Group Companies in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with the Acquisition Engagement, Company Counsel has not acted as counsel for Buyer or any of its Affiliates.

(b)     Only the Sellers, the Group Companies and their respective Affiliates shall be considered clients of Company Counsel with respect to the Acquisition Engagement. Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) acknowledges and agrees that all confidential communications between the Sellers, any Group Company and their respective Affiliates, on the one hand, and Company Counsel, on the other hand, in connection with the Acquisition Engagement, which, immediately prior to the Closing, was attorney-client privileged communications between the Sellers, any Group Company and their respective Affiliates, on the one hand, and Company Counsel, on the other hand, (such communications, “Protected Communications”) shall be deemed to belong solely to the Sellers and his Affiliates (other than the Group Companies), and not the Group Companies, and shall not pass to or be claimed, held, or used by Buyer or any Group Company upon or after the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Company Counsel in respect of the Acquisition Engagement constitute property of a Group Company, only the Sellers and his, her or its Affiliates (other than the Group Companies) shall hold such property rights and (ii) Company Counsel shall have no duty whatsoever to reveal or disclose any such Protected Communications or files to any Group Company or Buyer by reason of any attorney-client relationship between Company Counsel and any Group Company or otherwise; provided, however, that notwithstanding the foregoing, (x) Company Counsel shall not disclose any such Protected Communications or files to any third parties (other than representatives, accountants and advisors of the Sellers and his, her or its Affiliates (other than the Group Companies); provided, that such representatives, accounts and advisors are obligated to maintain the confidence of such Protected Communications) and (y) all rights, files, and information that are not related to the Acquisition Engagement, including matters that relate to the operation of the Group Companies shall belong to the Group Companies. Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) irrevocably waives any right it may have to discover or obtain Protected Communications, provided, however, the foregoing shall prohibit neither Buyer nor any Group Company from seeking proper discovery of such Protected Communications nor the Sellers from asserting that such Protected Communications are not discoverable to the extent that attorney client privileges have attached thereto. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including after the Closing, the Group Companies) has the right to waive any attorney-client privilege with respect to any Protected Communications, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) shall be entitled to waive such privilege only with the prior written consent of the Sellers (such consent not to be unreasonably withheld). In the event that a dispute arises between Buyer or a Group Company, on the one hand, and a Person other than the Sellers, on the other hand, after the Closing, Buyer and any Group Company, as applicable, may assert the attorney-client privilege to prevent disclosure of Protected Communications to such third-party.

(c)     Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) acknowledges and agrees that Company Counsel has acted as counsel for the Sellers, the Group Companies and their respective Affiliates for several years and that the Sellers may reasonably anticipate that Company Counsel will continue to represent him and/or their Affiliates, individually and/or collectively, in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) expressly (i) consents to Company Counsels’ representation of the Sellers and/or his Affiliates, individually or collectively, and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of Buyer and the Group Companies, on the one hand, and the Sellers and/or any of his, her or its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated hereby, and whether or not such matter is one in which Company Counsel may have previously advised the Sellers, any Group Company or their respective Affiliates and (ii) consents to the disclosure by Company Counsel to the Sellers or his, her or its Affiliates of any information learned by Company Counsel prior to the date hereof in the course of its representation of the Sellers, the Group Companies or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Company Counsel’s duty of confidentiality.

(d)     From and after the Closing, each Group Company shall cease to have any attorney-client relationship with Company Counsel, unless and to the extent Company Counsel is expressly engaged in writing by such Group Company to represent such Group Company after the Closing. Any such representation of such Group Company by Company Counsel after the Closing shall not affect the foregoing provisions hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above, in the case of entities, by their respective officers thereunto duly authorized.

TINA B. MALONEY
/s/ Tina B. Maloney
A.C. BARNES MCNEVIN III
/s/ A.C. Barnes McNevin III
VINCENT SBANO
/s/ Vincent Sbano
RAYMOND JULIAN
/s/ Raymond Julian
DAVID STRIMAITIS
/s/ David Strimaitis
SHAUN LEE
/s/ Shaun Lee
DAPHNE S. CAPERTON
/s/ Daphne S. Caperton
RICHARD S. PERKINS, JR.
/s/ Richard S. Perkins, Jr.

ROBERT B. MALONEY
/s/ Robert B. Maloney
MARK PERRY
/s/ Mark Perry
WILLIAM KLEINFELD /s/ William Kleinfeld
DANIEL SANTANELLO /s/ Daniel Santanello
NATIONAL HOLDINGS CORPORATION
By: /s/ Michael Mullen
Name: Michael Mullen Title: Chairman and CEO